UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2007

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

4401 Barclay Downs Drive,		28209
Suite 300		(Zip Code)
Charlotte, North Carolina
(Address of principal executive
offices)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On December 31, 2007, Cogdell Spencer Inc. (the “Company”), as guarantor, its operating partnership, Cogdell Spencer LP (the “Operating Partnership”), as borrower, and several subsidiaries of the Operating Partnership, as additional guarantors, entered into the second amendment to the Operating Partnership’s unsecured revolving credit facility (the “Second Amendment”) with a syndicate of financial institutions (including Bank of America, N.A., Citicorp North America, Inc. and Branch Banking & Trust Company) (collectively, the “Lenders”), with Bank of America, N.A., as the administrative agent for the Lenders.
The original credit facility, dated November 1, 2005 (the “Original Credit Facility”) is available to fund working capital and other corporate purposes, finance acquisition and development activity, and refinance existing and future indebtedness.
The Second Amendment alters the covenant regarding maximum consolidated secured indebtedness to total asset value ratio to adjust the ratio of allowable secured debt to total assets. Prior to the Second Amendment, the Company and the Operating Partnership were required to maintain a ratio of not more than 0.40:1.0 from July 1, 2007 forward. Under the Second Amendment, the ratio was increased to 0.50:1.0 from October 1, 2007 through December 31, 2007, and was decreased to 0.40:1.0 from January 1, 2008 forward.
For more information regarding the Original Credit Facility, please see the Original Credit Facility, which was included as an exhibit to the Company’s Current Report on Form 8-K filed on November 7, 2005. For more information regarding the first amendment to the Original Credit Facility, dated August 23, 2006 (the “First Amendment”), please see the Current Report on Form 8-K filed on August 29, 2006 and the First Amendment, which was included as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Charles M. Handy
	Name:	Charles M. Handy
	Title:	Chief Financial Officer and Secretary

Date: January 7, 2008

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